As filed with the Securities and Exchange Commission on August 31, 2023

Registration No. 333-

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________________________

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

_______________________________

Customers Bancorp, Inc.

(Exact Name of Registrant as Specified in Its Charter)

_______________________________

Pennsylvania (State or other jurisdiction of incorporation or organization)		27-2290659 (I.R.S. Employer Identification No.)

701 Reading Avenue West Reading, PA (Address of Principal Executive Offices)		19611 (Zip code)

Restricted Stock Unit Inducement Awards (Full Title of the Plan)

Jay S. Sidhu
Chairman and Chief Executive Officer
Customers Bancorp, Inc.
701 Reading Avenue
West Reading, PA 19611
(610) 933-2000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

_______________________________

Copies to:
Thomas L. Hanley, Esq. Stradley Ronon Stevens & Young, LLP 2005 Market Street, Suite 2600 Philadelphia, PA 19103-7018 (215) 564-8000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

____________________________________________________________________________________________

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by Customers Bancorp, Inc. (the “Registrant”), relating to an aggregate of 22,300 shares of the Company’s Voting Common Stock, par value $1.00 per share (the “Shares”) that are issuable pursuant to restricted stock unit award agreements between the Company and twenty-six employees, providing for employee inducement grants. The restricted stock units will vest in three equal installments on July 10, 2024, July 10, 2025 and July 10, 2026. The awards are being made outside of the Customers Bancorp, Inc. 2019 Stock Incentive Plan (as amended) pursuant to the exception for inducement awards under Rule 303A(8) of the NYSE Listed Company Manual. The awards were approved by the Registrant’s Board of Directors, including all of the independent directors present at the meeting at which such awards were approved, comprising a majority of the independent directors.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I of this Registration Statement to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended, and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I have been or will be delivered to the recipients of the awards specified in the Award Agreements as required by Rule 428(b).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference the documents listed below that the Registrant has previously filed with the Securities and Exchange Commission (the “SEC”) (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with applicable SEC rules):

•	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on February 28, 2023;

•	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2023, filed with the SEC on May 9, 2023;

•	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2023, filed with the SEC on August 9, 2023;

•	The Registrant’s Current Reports on Form 8-K filed with the SEC on June 1, 2023 and June 16, 2023;

•	The portions of the Registrant’s definitive Proxy Statement filed with the SEC on April 19, 2023 that are incorporated by reference in Part III of the Registrant’s Annual Report on Form 10-K referred to above; and

•	The description of the Registrant’s Voting Common Stock set forth in Exhibit 4.6 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on February 28, 2023.

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The Registrant also incorporates by reference all other documents subsequently filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (other than, in each case, information deemed to have been furnished and not filed in accordance with applicable SEC rules), after the date of this Registration Statement but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold. Such documents shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which is also deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.	Indemnification of Directors and Officers.

Section 1713 of Subchapter B of Chapter 17 of the Pennsylvania Business Corporation Law (“PBCL”) permits a Pennsylvania corporation to limit the personal liability of its directors for monetary damages, subject to certain limitations and conditions. Sections 1741 through 1750 of Subchapter D, Chapter 17, of the PBCL contain provisions for mandatory and discretionary indemnification of a corporation’s directors, officers and other personnel, and related matters.

Article Eight of the Registrant’s bylaws limits the personal liability of directors for monetary damages and provides for indemnification of officers and directors, as described below. These provisions may not be amended to increase the directors’ exposure to liability or to decrease the indemnification to directors, officers or others except by the affirmative vote of two-thirds of the entire board of directors or 80% of the votes which all shareholders are entitled to cast.

Under Section 1713 of the PBCL, if a bylaw adopted by the shareholders so provides, a director shall not be personally liable, as such, for monetary damages for any action taken unless (i) the director has breached or failed to perform the duties of his or her office as provided in the applicable subchapter of the PBCL and (ii) such breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. The bylaw cannot eliminate the personal liability of directors for any responsibility or liability of a director under a criminal statute or liability for the payment of taxes pursuant to Federal, State or local law.

Section 8.01 of the Registrant’s bylaws provides that, to the fullest extent permitted under Subchapter B of Chapter 17 of the PBCL, directors shall not be personally liable to the corporation or its shareholders or others for monetary damages for any action taken or any failure to take any action. Consistent with the limitations provided in Section 1713 of the PBCL, this bylaw provision does not apply if the director has breached or failed to perform the duties of his or her office and such breach or failure constitutes self-dealing, willful misconduct or recklessness, and also does not apply to the responsibility or liability of a director under any criminal statute or with respect to the payment of taxes pursuant to local, state or federal law.

Under Section 1741 of the PBCL, subject to certain limitations, a corporation has the power to indemnify directors and officers under certain prescribed circumstances against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with an action or proceeding, whether civil, criminal, administrative or investigative (other than derivative or corporate actions), to which any such officer or director is a party or is threatened to be made a party by reason of such officer or director being a representative of the corporation or serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, so long as the director or officer acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, such officer or director had no reasonable cause to believe his or her conduct was unlawful.

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Section 1742 of the PBCL permits indemnification in derivative and corporate actions if the director or officer acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, except in respect of any claim, issue or matter as to which the officer or director has been adjudged to be liable to the corporation unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the officer or director is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

Under Section 1743 of the PBCL, indemnification is mandatory to the extent that the officer or director has been successful on the merits or otherwise in defense of any action or proceeding referred to in Section 1741 or 1742 of the PBCL.

Section 1744 of the PBCL provides that, unless ordered by a court, any indemnification under Section 1741 or 1742 of the PBCL shall be made by the corporation only as authorized in the specific case upon a determination that the officer or director met the applicable standard of conduct, and such determination must be made (i) by the board of directors by a majority vote of a quorum of directors not parties to the action or proceeding, (ii) if a quorum is not obtainable, or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the shareholders.

Section 1745 of the PBCL provides that expenses (including attorneys’ fees) incurred by a director or officer in defending any action or proceeding referred to in Subchapter D of Chapter 17 of the PBCL may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. Except as otherwise provided in the corporation’s bylaws, advancement of expenses must be authorized by the board of directors.

Section 1746 of the PBCL provides generally that the indemnification and advancement of expenses provided by Subchapter D of Chapter 17 of the PBCL shall not be deemed exclusive of any other rights to which an officer or director seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in the officer or director’s official capacity and as to action in another capacity while holding that office. In no event may indemnification be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

Section 1747 of the PBCL grants a corporation the power to purchase and maintain insurance on behalf of any director or officer against any liability asserted against the officer or director or incurred by the officer or director in his or her capacity as officer or director, whether or not the corporation would have the power to indemnify the officer or director against that liability under Subchapter D of Chapter 17 of the PBCL.

Sections 1748 and 1749 of the PBCL extend the indemnification and advancement of expenses provisions contained in Subchapter D of Chapter 17 of the PBCL to successor corporations in fundamental changes and to officers and directors serving as fiduciaries of employee benefit plans.

Section 1750 of the PBCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Subchapter D of Chapter 17 of the PBCL shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs and personal representatives of such person.

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Section 8.02 of the Registrant’s bylaws requires the Registrant to indemnify each of the Registrant’s directors and officers in such capacity in which any such director or officer acts for or on behalf of the Registrant, including as an employee or agent. Section 8.02(a) requires the Registrant to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact such person was a director or officer of the Registrant or its subsidiaries, or any other direct or indirect subsidiary of the corporation, or is or was serving at the request of the Registrant as a director or officer of another corporation or entity, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, to the fullest extent authorized or permitted by the laws of the Commonwealth of Pennsylvania. Section 8.02(b) requires the Registrant to pay the expenses (including attorney’s fees) incurred in defending a civil or criminal action, suit or proceeding in advance of the final disposition of any action, suit or proceeding upon the receipt of (i) an undertaking by or on behalf of the director or officer to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified as authorized under the bylaws and (ii) if requested at the discretion of the board of directors, adequate security or a bond to cover such amounts for which it is ultimately determined that he or she is not entitled to such indemnity. Section 8.02(c) provides that the right to indemnification and advancement of expenses is not exclusive of any other right to which such persons seeking indemnification and advancement of expenses may be entitled under any agreement, vote of shareholders or disinterested directors, or otherwise. Section 8.02(d) provides that the Registrant may purchase and maintain insurance on behalf of any person, may enter into contracts of indemnification with any person and may create a fund of any nature for the benefit of any person and may otherwise secure in any manner our obligations with respect to indemnification and advancement of expenses regardless of the source of the indemnification right and without respect to whether or not the Registrant would have the power to indemnify such person under the bylaws.

The foregoing is only a summary of certain aspects of Pennsylvania law and the Registrant's bylaws relating to limitation of liability and indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of Sections 1713 and Sections 1741 through 1750 of the PBCL and the Registrant's bylaws.

As permitted by the PBCL, the Registrant maintains directors’ and officers’ liability insurance in amounts and on terms which the Registrant’s board of directors deems reasonable. In the ordinary course of business, the Registrant’s board of directors regularly reviews the scope and adequacy of such insurance coverage.

Any underwriting agreement or distribution agreement that the Registrant enters into with any underwriters or agents involved in the offering or sale of any securities registered hereby may require such underwriters or dealers to indemnify the Registrant, some or all of its directors and officers and its controlling persons, if any, for specified liabilities, which may include liabilities under the Securities Act, as amended.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 8.	Exhibits.

The following exhibits are filed herewith or are incorporated herein by reference to other filings made by the Registrant with the SEC.

Exhibit Number	Description

4.1	Amended and Restated Articles of Incorporation of Customers Bancorp, Inc., incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K filed with the SEC on April 30, 2012.

4.2	Amended and Restated Bylaws of Customers Bancorp, Inc., incorporated by reference to Exhibit 3.2 to the Registrant’s Form 8-K filed with the SEC on April 30, 2012.

4.3	Articles of Amendment to the Amended and Restated Articles of Incorporation of Customers Bancorp, Inc., incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K filed with the SEC on July 2, 2012.

4.4	Articles of Amendment to the Amended and Restated Articles of Incorporation of Customers Bancorp, Inc., incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K filed with the SEC on June 3, 2019.

4.5	Amendment to Amended and Restated Bylaws of Customers Bancorp, Inc., incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K filed with the SEC on June 19, 2019.

4.6	Form of Award Agreement.

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5.1	Opinion of Stradley Ronon Stevens & Young, LLP, filed herewith.

23.1	Consent of Deloitte & Touche LLP, filed herewith.

23.2	Consent of Stradley Ronon Stevens & Young, LLP, included in Exhibit 5.1.

24.1	Power of Attorney, included on the signature page of the Registration Statement.

107	Calculation of Filing Fee Table, filed herewith.

Item 9.	Undertakings.

(a)       The undersigned Registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i)       To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)       To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)       That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)       The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(c)       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of West Reading, Commonwealth of Pennsylvania, on August 31, 2023.

Customers Bancorp, Inc.
By:	/s/ Jay S. Sidhu
Jay S. Sidhu Chairman and Chief Executive Officer

POWER OF ATTORNEY

By so signing, each of the undersigned, in his or her capacity as a director or officer, or both, as the case may be, of Customers Bancorp, Inc., does hereby appoint Jay S. Sidhu, Carla A. Leibold and Andrew B. Sachs, and each of them severally, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to execute in his or her, place and stead, in his or her capacity as a director or officer, or both, as the case may be, of Customers Bancorp, Inc., any and all amendments to this Registration Statement and post-effective amendments thereto and all instruments necessary or incidental in connection therewith, and to file the same with the Securities and Exchange Commission. Each of said attorneys-in-fact and agents shall have full power and authority to do and perform in the name and on behalf of each of the undersigned, in any and all capacities, every act whatsoever requisite or necessary to be done in the premises as fully, and for all intents and purposes, as each of the undersigned might or could do in person, the undersigned hereby ratifying and approving the acts of said attorneys-in-fact and each of them and their substitutes lawfully done or caused to be done by virtue of this power of attorney.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jay S. Sidhu	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	August 31, 2023
Jay S. Sidhu
/s/ Carla A. Leibold	Executive Vice President – Chief Financial Officer (Principal Financial Officer)	August 31, 2023
Carla A. Leibold
/s/ Jessie John D. Velasquez	Executive Vice President - Chief Accounting Officer (Principal Accounting Officer)	August 31, 2023
Jessie John D. Velasquez
/s/ Andrea R. Allon	Director	August 31, 2023
Andrea R. Allon
/s/ Bernard B. Banks	Director	August 31, 2023
Bernard B. Banks
/s/ Robert J. Buford	Director	August 31, 2023
Robert J. Buford
/s/ Rajeev V. Date	Director	August 31, 2023
Rajeev V. Date

/s/ Robert N. Mackay	Director	August 31, 2023
Robert N. Mackay
/s/ Daniel K. Rothermel	Director	August 31, 2023
Daniel K. Rothermel
/s/ T. Lawrence Way	Director	August 31, 2023
T. Lawrence Way
/s/ Steven J. Zuckerman	Director	August 31, 2023
Steven J. Zuckerman